Exhibit 10.13

Replimune Inc

18 Commerce Way

Woburn, MA 01801

PERSONAL & CONFIDENTIAL

BY HAND	March 30, 2020

Stephen Gorgol

5 Blackthorne Circle

Hopkinton, MA 01748

RE:                          Separation Agreement and Release

Dear Steve:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Replimune, Inc. (the “Company”). You and the Company agree as follows:

1.                                      Last Day of Employment. Your last day of employment with the Company will be March 31, 2020 (“Last Day of Employment”). You will receive your salary and other amounts earned, accrued and owing but not yet paid through your Last Day of Employment, including any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), pursuant to your Employment Agreement with the Company dated May 8, 2019 (the “Employment Agreement”), regardless of whether you execute or revoke this Agreement. You will also receive payment for approved expenses provided you submit for such expenses by May 1st 2020. Your employment and your participation in and eligibility for the Company’s employee benefit plans and programs will terminate on your Last Day of Employment.

2.                                      Consideration in Exchange for Release. In consideration of your execution of this Agreement (provided you do not revoke it), and provided that you (a) that you do not revoke and that you continue to comply with this Agreement, and (b) otherwise comply with your obligations under this Agreement and your continuing obligations under Sections 15-17 of your Employment Agreement, attached hereto as Exhibit A, the Company will:

(a)                                 Enter into the consulting agreement attached here as Exhibit B with you (the “Consulting Agreement”), to be effective on the first business day following the Effective Date, and the Company will provide the compensation described therein upon performance of the services described therein; and

(b)                                 During the period beginning on the Last Day of Employment and ending on the earlier of (i) the date on which you first become covered by any other “group health plan” as described in section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) December 31, 2020 (the “Coverage Period”), if you elect to receive continued health coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at a level of coverage at or below your level of coverage in effect on the Last Day of Employment, the Company will pay the monthly COBRA premiums necessary to continue your coverage through the Coverage Period, as and when due to the insurance carrier or COBRA administrator (the “COBRA Payments”). You agree to promptly notify the Company of your coverage under an alternative health plan upon becoming covered by such alternative plan. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.

3.                                      Release.

(a)                                 In consideration of the compensation and benefits set forth in Section 2 hereof, to the fullest extent permitted by law you waive, release, and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of execution of this Agreement, arising out of or relating in any way to your employment with the Company or the termination thereof.

Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, and the Massachusetts Minimum Fair Wage Law, as well as any claim or right under your Employment Agreement unless as provided herein.

This waiver, release, and discharge includes any claims arising under any employment agreement you have had with the Company and any amendments thereto.

Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq.,—the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

(b)                                 Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity pursuant to Section 25 of your Employment Agreement, which is incorporated herein by reference; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right you may have under this Agreement; or (viii) any claim that is not otherwise able to be waived under applicable law.

(c)                                  In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 3(a), you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Section 3(a) above. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Section 2 of this Agreement.

4.                                      No Additional Entitlements. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Company relating to your employment with the Company or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. Additionally, the Company agrees not to contest any claim for unemployment benefits you may file; provided, however, that the Company may respond to any inquiry from the unemployment compensation board to the extent you make any allegations of wrongdoing by the Company. Except as expressly provided for herein, your Employment Agreement with the Company is hereby terminated.

5.                                      Protection of Confidential Information. Except as expressly permitted in Section 7 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, use or disclose any trade secret, confidential or proprietary information you have learned by reason of your employment with the Company and will continue to abide by your confidentiality obligations pursuant to Section 15 of your Employment Agreement.

6.                                      Non-Disparagement. Except as expressly permitted in Section 7 of this Agreement, you agree that you shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees and you shall not take any action that would cause or contribute to their being held in disrepute. You and the Company agree to prepare a mutually acceptable communication to employees and third parties regarding your separation.

7.                                      Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Section, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

8.                                      Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

9.                                      Cooperation. You agree that upon the Company’s reasonable notice to you, and a reasonable request, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.

10.                               Confidentiality of the Agreement. Except as permitted in Section 7 of this Agreement, as may be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereof, or if otherwise required by law, the parties, including the Company, shall not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.

11.                               Continuing Obligations. Subject to Section 7 of this Agreement, you reaffirm and agree that you remain bound by Sections 15-17 of your Employment Agreement, which remain binding and in full force and effect in accordance with its terms, and is incorporated herein by reference.

12.                               Acknowledgments. You hereby acknowledge that:

(a)                                 The Company advises you to consult with an attorney before signing this Agreement;

(b)                                 You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

(c)                                  You freely, voluntarily and knowingly entered into this Agreement after due consideration;

(d)                                 You have had a minimum of twenty-one (21) days to review and consider this Agreement;

(e)                                  You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Section 12(d) above;

(f)                                   You have a right to revoke this Agreement by notifying the undersigned representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) business days of your execution of this Agreement;

(g)                                  In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

(h)                                 No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

13.                               Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

14.                               Miscellaneous.

(a)                                 Entire Agreement. This Agreement, together with the expressly incorporated provisions of your Employment Agreement and the Consulting Agreement, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements.

(b)                                 Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the Commonwealth of Massachusetts, Suffolk County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

(c)                                  Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

(d)                                 Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

(e)                                  Breach. You acknowledge that if you breach your commitments to the Company agreed upon in Sections 5, 6, 8, 9, 10 or 11 you will forfeit the severance benefits set forth in Section 2 and be subject to suit by the Company for damages and equitable relief relating to such breach and your Consulting Agreement will terminate immediately. You further acknowledge that any breach by you of Sections 5, 6, , 8, 9, 10 and 11 will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

(f)                                   Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

(g)                                  Counterparts. This Agreement may be executed in one or more counterparts, and be transmitted by facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

(h)                                 Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) business day revocation period provided for in Section 13(f) above (the “Effective Date”). If you fail to return an executed original by April 20, 2020 (or otherwise revoke this Agreement pursuant to Section 13(f) above), this Agreement, including but not limited to the obligation of the Company to provide the compensation and benefits provided in Section 2 above, shall be deemed automatically null and void.

[Signature Page Follows]

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me no earlier than March 31, 2020 and by no later than April 20, 2020.

Sincerely,

Replimune Inc.

By:	/s/ Jean Franchi

Date:	April 3, 2020

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Steven Gorgol
Stephen Gorgol

Date:	April 2, 2020

Signature Page to Separation and Release Agreement

EXHIBIT A

EMPLOYMENT AGREEMENT

[Attached.]

EXHIBIT B

REPLIMUNE, INC.

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is dated  as of March 31, 2020, by and between Replimune, Inc. (the “Company”) and Stephen Gorgol (the “Consultant”). This Agreement will be effective on the first business day following the Effective Date (as defined in that certain Separation Agreement and Release, dated of March 30, 2020, between the Company and the Consultant (the “Separation Agreement”)). For the avoidance of doubt, if the Consultant does not execute or revokes the Separation Agreement, this Agreement shall not become effective, the Term (as defined in Section 3(a) below) of this Agreement shall not commence and this Agreement shall automatically terminate and become null and void ab initio.

1.                                                              Consulting Services.

(a)                                 Subject to and upon the terms and conditions set forth in this Agreement, effective on the first business day following the Effective Date (the “Start Date”), the Company hereby retains the Consultant, and the Consultant hereby agrees to be retained by the Company, to provide consulting services including transition support, completion of year-end requirements, completion of special projects and such other services as shall be determined and reasonably requested from time to time by the Chief Financial Officer of the Company (the “Services”).

(b)                                 The amount of time that Consultant shall devote to the performance of the Services pursuant to this Agreement shall be mutually agreed upon by the Consultant and the Company, but is expected to be sufficient to successfully complete the Services and will likely decrease over the Term.

(c)                                  The Consultant shall provide the Services under this Agreement at such times and locations as are mutually agreed upon by the Consultant and the Company. In rendering the Services under this Agreement, the Consultant shall act solely as an independent contractor, the Consultant will not eligible for any employee benefit plans or programs maintained by the Company, and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.

(d)                                 During the Term of this Agreement, and except to the extent otherwise agreed upon in writing by the Consultant and the Company, the Consultant will keep separate and not co-mingle (i) his Services for the Company, and (ii) any contact information obtained during his consulting relationship with the Company, with those provided, or pursuant, to any other consulting arrangements.

(e)                                  It is understood and agreed that, subject to Sections 15-17 of that certain Employment Agreement by and between the Consultant and the Company, dated May 8, 2019 (the “Employment Agreement”), the Consultant may be involved in any capacity in other businesses, endeavors and undertakings. The Consultant agrees that his continuing obligations under Sections 15-17 of the Employment Agreement shall remain in full force and effect during the Term of this Agreement and are hereby incorporated by reference, provided, that, solely for purposes of this

Section 1(e), the terms of the Employment Agreement are hereby modified such that reference therein to the term of the Consultant’s employment with the Company and termination thereof shall include reference to the Consultant’s consultancy pursuant to this Agreement and the termination thereof such that, for example, the non-solicitation and non-competition covenants set forth in the Employment Agreement shall continue during the Term of this Agreement and for the one-year period thereafter. As consideration for the payments, continued vesting of the Options (as defined in Section 2(e) below) and extension of the exercise period of the Options, if applicable, the Consultant agrees to continue to abide by the terms of the Employment Agreement as modified pursuant to the foregoing provisions of this Section 1(e).

2.                                                              Compensation and Options.

(a)                                 Subject to, and in accordance with, the terms and conditions set forth in this Agreement, during the Initial Term (as defined in Section 3(a) below), the Consultant will be eligible for the following cash payments:

(i)                                     A consulting fee in an amount equal to $27,100 per month (the “Consulting Fee”). Such Consulting Fee shall be paid in monthly installments on the last business day of each calendar month. For the avoidance of doubt, nothing in this Agreement shall entitle the Consultant to the Consulting Fee after the end of the Term, even if the Term ends during the Initial Term.

(ii)                                  Two payments, subject to the attainment of certain milestones, as determined by the Chief Financial Officer in her sole discretion (“Milestone Payments”). Provided that the Company’s 2019 audited financials are timely and accurately completed no later than June 12, 2020, and without material adjustments or other weakness disclosures by the Company’s independent accounting firm, as determined by the Chief Financial Officer in her sole discretion, the Company shall pay the Consultant the first Milestone Payment in the amount of $50,000, on or around June 30, 2020, subject to the Consultant’s continuing to provide the Services on the payment date. Upon the successful completion of the Services at the end of the Initial Term, as determined by the Chief Financial Officer in her sole discretion, the Company shall pay the Consultant the second Milestone Payment in the amount of $40,000 on or around December 31, 2020, but no later than January 30, 2021, subject to the Consultant’s continuing the Services through December 31, 2020.

(b)                                 Subject to, and in accordance with, the terms and conditions set forth in this Agreement, during any Renewal Period (as defined in Section 3(b) below), the Company shall pay the Consultant an hourly consulting fee in an amount equal to $175 per hour (the “Consulting Hourly Fee”). Such Consulting Hourly Fee shall be paid within 30 days following the Consultant’s submission to the Company of a monthly invoice.

(c)                                  The Company will not withhold any income or other employment taxes from the payments due to the Consultant under this Agreement. The Consultant hereby agrees that he will timely pay all taxes and fees upon the income paid by the Company hereunder, and will indemnify and hold the Company harmless against the claims of any governmental taxing authority made in connection with the revenue derived by the Consultant under this Agreement.

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(d)                                 The Company shall reimburse the Consultant for any actual out-of-pocket expenses incurred by the Consultant while rendering Services under this Agreement so long as such expenses are reasonable and necessary, and appropriately documented and approved per the Company’s standard practices. Without limiting the generality of the foregoing, any out-of-pocket travel expenses as well as any out-of-pocket expenses that, individually or in the aggregate, exceed $500.00, shall be reimbursed by the Company only if approved by the Company in advance of such out-of-pocket expenses being incurred by the Consultant.

(e)                                  All of the Consultant’s stock options to purchase shares of Replimune Group, Inc.’s common stock (“Options”) that are unvested as of the Last Day of Employment (as defined in the Separation Agreement) will continue to vest in accordance with the terms of the governing plan and award agreements (“Award Agreements”), until the earlier of: (i) the termination of this Agreement for any reason or no reason in accordance with Section 3 below and (ii) December 31, 2020.

(f)                                   Subject to this Section 2(f), notwithstanding the terms of the Award Agreements, if the Consultant continues to provide Services under this Agreement through December 31, 2020, all Options to the extent then vested and exercisable (regardless of whether such Options become vested and exercisable pursuant to Section 2(e) above) will remain exercisable for one year following the end of the Term; provided, that, nothing in this Section 2(f) shall permit any Option to be exercised following the expiration of applicable Option term, as provided in the governing plan document and/or Award Agreements. Any Options that are unvested as of December 31, 2020 shall automatically and without any further action be forfeited with no further consideration.

(g)                                  Except for the Consulting Fee and, if applicable, the Consulting Hourly Fee, any expense reimbursement made in accordance with Section 2(d) hereof, any Milestone Payments made in accordance with Section 2(b)(ii) hereof, and any Option vesting arrangement set forth in Section 2(e) or Option extension set forth in 2(f) hereof, the Company shall have no obligation to provide any compensation or benefits to the Consultant with respect to any Services rendered by the Consultant to the Company pursuant to this Agreement.

3.                                                              Term; Termination.

(a)                                 This Agreement shall take effect as of the Start Date and shall continue thereafter in full force and effect until December 31, 2020 (the “Initial Term”), unless extended in accordance with the provisions of Section 3(b) hereof, or terminated in accordance with the provisions of Section 3(c) hereof (the “Term”). The Consultant shall begin providing the Services to the Company on the Start Date.

(b)                                 On and after January 1, 2021, this Agreement may be renewed by the Company for successive one-month periods (the “Renewal Period(s)”) if the Company gives the Consultant at least 14 days’ prior written notice of such renewal and the Renewal Period is agreed to by the Consultant and the Company in writing. All references to the “Term” in this Agreement shall be deemed to include all Renewal Periods, if any. If the Agreement is extended under a Renewal Period, the only compensation for the Consultant’s services during the Renewal Period shall be the Consulting Hourly Fee, as set forth in Section 2(b) hereof.

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(c)                                  This Agreement and the Services provided by the Consultant hereunder may be terminated at any time by either the Consultant or the Company for any reason or no reason by giving at least 30 days’ prior written notice of termination to the other party; provided, that, the Company may terminate this Agreement without prior notice upon a determination that the Consultant has not performed the Services provided for hereunder to its reasonable satisfaction, as determined by the Chief Financial Officer in her sole discretion, or Consultant has engaged in any misconduct that has the effect, or potential effect, of causing harm to the Company (monetarily, reputationally or otherwise). This Agreement and the Services provided by the Consultant hereunder shall terminate immediately upon the Consultant’s death. Upon termination of this Agreement and the Services for any reason, the Company is only obligated to pay the Consultant any amounts owed for the Services performed through the date of termination. The provisions of Sections 1(e), 2(c), 3(d), 4, 5, 6 and 7 of this Agreement and the provisions of Sections 15-17 of the Employment Agreement, as modified by the provisions of Section 1(e), shall survive the termination of this Agreement.

(d)                                 Upon expiration or termination of this Agreement, the Consultant agrees that he will not represent himself to third parties as continuing to have ongoing obligations to and with the Company, and will not hold himself out as having a role with the Company, nor have any authority to speak or act for or on behalf of the Company.

4.                                      No Conflicting Obligation. The Consultant hereby represents that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a consultant to the Company do not and will not breach (i) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (ii) any agreement to assign to any third party inventions made by the Consultant, or (iii) any agreement not to compete against the business of any third party. Consultant further represents that he has not made and will not make any agreements in conflict with this Agreement.

5.                                      No Use of Name, Etc.

(a)                                 Without the prior written consent of the Company, the Consultant shall not at any time use, for himself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any of Affiliate of the Company (as defined in Section 7(c) below) or any product or service produced or provided by the Company or any Affiliate of the Company.

(b)                                 The Consultant shall not hold himself out as currently representing the Company without the prior written consent of the Company, unless it is within the scope of the Services being provided for the Company. Matters and inquiries outside the scope of the Services and relating to the Company should be directed to the Chief Executive Officer of the Company.

(c)                                  Nothing in this Agreement restricts or prohibits the Consultant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower

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provisions of federal, state, or local law or regulation. The Consultant does not need the prior authorization of the Company to engage in conduct protected by this Section, and the Consultant does not need to notify the Company that he has engaged in such conduct. The Consultant should take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

6.                                      Return of Property. The Consultant agrees to promptly return to the Company after the end of the Term or sooner if requested by Company all of its property, including, but not limited to, computers, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored other an as required to perform the consultancy services, as agreed with the Company. To the extent the Consultant has any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, the Consultant agrees to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.

7.                                                              Miscellaneous.

(a)                                 This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby. No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

(b)                                 No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

(c)                                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may be assigned by the Company to any Affiliate of the Company (as long as the Company remains secondarily liable for any payments or obligations hereunder) and to a successor of its business to which this Agreement relates (whether by purchase or otherwise). “Affiliate of the Company” means any person or entity which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise. The Consultant may not assign or transfer any or all of his rights or obligations under this Agreement;

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provided, that, any amounts due under this Agreement upon or following the Consultant’s death shall be paid to Consultant’s estate or beneficiaries, as applicable.

(d)                                 Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) business days after the date of mailing), or sent by nationally recognized overnight courier (such notice sent by courier to be effective one business day after it is deposited with such courier), or sent by email (such notice sent by email to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) addressed to the party at the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party. Either party may change its address for notices by means of a notice delivered in accordance with this Section 7(d). Notwithstanding the foregoing, all such notices, reports, payments or documents provided by the Company to the Consultant shall be sent by email (in addition to any other form of delivery chosen by the Company) to the Consultant at his personal email address on file with the Company.

(e)                                  This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. Section headings of this Agreement are for reference only and shall not affect its interpretation. In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

(f)                                   The parties agree that any breach or threatened breach of Sections 1(e), 4, 5, 6 or 7 of this Agreement by the Consultant may cause irreparable harm to the Company; and that money damages will not provide an adequate remedy. In the event of a breach or threatened breach of Sections 1(e), 4, 5, 6 or 7 of this Agreement by the Consultant, the Company shall, in addition to any other rights and remedies it may have, be entitled to seek an injunction, without the need to post bond.

(g)                                  This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one agreement binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written, intending it to take effect as a sealed instrument.

REPLIMUNE, INC.

By:
Name:
Title:
Address:
Email:

CONSULTANT

By:
Stephen Gorgol

Address:

Email:

Signature Page to the Consulting Agreement